Consent of Independent Registered Public Accounting Firm

The Board of Directors of American National Insurance Company and
    Policy Owners of the American National Variable Life Separate Account:

We consent to the use of our report dated March 10, 2008, with respect to the consolidated statements of financial position of American National Insurance Company and subsidiaries as of December 31, 2007 and
2006, and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows, and related supplementary schedules, for each of the years in the three-year period ended December 31, 2007 and the use of our report dated April 30, 2008, with respect to the statement of net assets of the segregated subaccounts of American National Variable Life Separate Account as of
December 31, 2007, and the related statement of operations for the year, or lesser period, then ended and the related statement of changes in net assets for each of the years, or lesser periods, in the two-year period then ended and the financial highlights for each of the years, or lesser periods, in the five-year period then ended, included herein and to the reference of our firm under the heading "Experts" in the
Statement of Additional Information in connection with registration on Form N-6.

Houston, Texas
December 1, 2008